                                               Filed pursuant to Rule 424(b)(5)
                                                         SEC File No. 333-84675
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 5, 1999)

                            [EDS LOGO APPEARS HERE]

                               15,000,000 Shares

                      Electronic Data Systems Corporation

                                 COMMON STOCK

                               ----------------

The General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan is offering 15,000,000 shares of common stock. EDS will not receive any of the proceeds from the sale of shares in the offering.

                               ----------------

EDS' common stock is listed on the New York Stock Exchange under the symbol "EDS." On February 17, 2000, the last reported sale price of the common stock on the New York Stock Exchange was $69 11/16 per share.

                               ----------------

                            PRICE $69 11/16 A SHARE

                               ----------------

                                                Underwriting
                                                 Discounts
                                     Price          and          Proceeds to
                                   to Public    Commissions  Selling Stockholder
                                   ---------    ------------ -------------------
Per Share.......................    $69.6875      $1.7400         $67.9475
Total........................... $1,045,312,500 $26,100,000    $1,019,212,500

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

              Advisor to United States Trust Company of New York

                           Wasserstein Perella & Co.

                               ----------------

The selling stockholder has granted the underwriters the right to purchase up to an additional 2,250,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on February 24, 2000.

                               ----------------

MORGAN STANLEY DEAN WITTER                                  MERRILL LYNCH & CO.

GOLDMAN, SACHS & CO.                                       SALOMON SMITH BARNEY

February 17, 2000

                               TABLE OF CONTENTS

 Prospectus Supplement   Page
 ---------------------   ----
Recent Developments..... S-3
Selling Stockholder..... S-3
Underwriters............ S-3
Legal Matters........... S-4
Experts................. S-4

                              Prospectus                               Page
                              ----------                               ----
Where You Can Find More Information...................................   2
The Company...........................................................   3
Use of Proceeds.......................................................   5
Background of the Offering............................................   5
Selling Stockholder...................................................   6
Plan of Distribution..................................................   6
Legal Matters.........................................................   7
Experts...............................................................   7

                               ----------------

   You should rely only on the information contained in or incorporated into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell the common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the common stock.

                              RECENT DEVELOPMENTS

   On February 3, 2000, we reported net income for the fourth quarter of 1999 of $295.0 million and diluted earnings per share of $0.61, prior to pre-tax restructuring charges of $422.2 million and gains of $28.0 million. Including all charges, gains and adjustments, net income for the fourth quarter was $42.7 million and diluted earnings per share were $0.09. Revenues for the fourth quarter of 1999 were $4.9 billion. For the year ended December 31, 1999, net income was $957.8 million and diluted earnings per share were $1.92, prior to pre-tax restructuring charges of $1.0 billion and gains on the disposition of certain assets of $199.5 million. Including these items, net income for 1999 was $420.9 million and diluted earnings per share were $0.85.

   On February 1, 2000, we declared a dividend of $0.15 per share payable on March 10, 2000, to holders of record at February 17, 2000. Purchasers of shares in this offering will not be entitled to this dividend.

                              SELLING STOCKHOLDER

   On February 17, 2000, the selling stockholder beneficially owned 77,073,652 shares of common stock, or 16.5% of the outstanding common stock. After the offering and assuming the underwriters do not exercise their over-allotment option, the selling stockholder will beneficially own 62,073,652 shares of common stock, or 13.3% of the outstanding common stock. If the underwriters exercise their over-allotment option in full, the selling stockholder will beneficially own 59,823,652 shares of common stock, or 12.8% of the outstanding common stock.

                                 UNDERWRITERS

   Under the terms and subject to the conditions of the Purchase Agreement with EDS and the General Motors Hourly-Rate Employees Pension Plan, as the selling stockholder, and the related Pricing Agreement between the underwriters and the selling stockholder dated the date of this prospectus supplement (collectively, the "Purchase Agreement"), the underwriters named below have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares of EDS common stock set forth below opposite their names.

                                                                      Number of
   Name                                                                 Shares
   ----                                                               ----------
   Morgan Stanley & Co. Incorporated.................................  3,750,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................  3,750,000
   Goldman, Sachs & Co. .............................................  3,750,000
   Salomon Smith Barney Inc. ........................................  3,750,000
                                                                      ----------
     Total........................................................... 15,000,000
                                                                      ==========

   The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The Purchase Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement, other than those covered by the underwriters' over-allotment option, if any shares are taken. Under certain circumstances under the Purchase Agreement, the commitments of non-defaulting underwriters may be increased.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the price to public set forth on the cover page of this prospectus supplement and part to some dealers at that price less a concession not in excess of $1.13 a share. After the initial offering of the shares of common stock, the offering price and concession may be changed.

   The selling stockholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 2,250,000 shares of common stock at the price to public less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only for the purpose of covering over-allotments, if any. If the underwriters exercise this option in full, each of the underwriters will be obligated, subject to some conditions, to purchase approximately the same percentage of the additional shares as the number of shares of common stock it will purchase bears to the total number of shares of common stock that all underwriters will purchase, as shown in the preceding table. If the underwriters' option is exercised in full, the total price to the public will be $1,202,109,375, the total underwriters' discounts and commissions will be $30,015,000, and total proceeds to the selling stockholder will be $1,172,094,375.

   EDS has agreed not to sell or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock for 90 days after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated. This restriction will not apply in some circumstances involving
(1) the conversion, exercise or exchange of options, warrants or other securities pursuant to their terms, (2) any agreement to issue such securities that is in effect on the date of this prospectus supplement, as well as issuances in connection with acquisitions or other business combinations, and
(3) dividend reinvestment plans or employee benefit plans.

   The selling stockholder has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock for 90 days after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated. This restriction will not apply to transfers to or for the benefit of employee benefit plans of EDS or its affiliates.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for and purchase shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions and discounts allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover short positions, in stabilization transactions, or otherwise. These transactions may occur on the New York Stock Exchange or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Some of the underwriters or their affiliates have provided, and are expected to continue to provide, various investment banking and other advisory services to EDS and the selling stockholder. They have received, and will continue to receive, customary compensation for these services. C. Robert Kidder, a director of EDS, is also a director of Morgan Stanley Dean Witter & Co., which is the parent company of Morgan Stanley & Co. Incorporated.

   EDS, the selling stockholder to the extent permitted under law, and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   D. Gilbert Friedlander, General Counsel for EDS, will pass upon the validity of the shares of common stock offered in this prospectus supplement. Vinson & Elkins L.L.P., Dallas, Texas, will pass upon some legal matters for the underwriters in connection with this offering.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of EDS as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                            [EDS LOGO APPEARS HERE]

                               36,699,886 Shares

                      Electronic Data Systems Corporation

                                 COMMON STOCK

   The General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan may offer from time to time all of the shares. EDS will not receive any of the proceeds from the sale of shares by the selling stockholder.

   The specific terms of a particular offering, including the names of any underwriter and applicable commissions or discounts, will be included in a supplement to this prospectus.

   EDS' common stock is listed on the New York Stock Exchange under the symbol "EDS." On October 28, 1999, the reported last sale price of the common stock on the New York Stock Exchange was $54 per share.

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



November 5, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   2
The Company................................................................   3
Use of Proceeds............................................................   5
Background of the Offering.................................................   5
Selling Stockholder........................................................   6
Plan of Distribution.......................................................   6
Legal Matters..............................................................   7
Experts....................................................................   7

                      WHERE YOU CAN FIND MORE INFORMATION

   EDS files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered hereby have been sold or we have filed with the SEC an amendment to the registration statement relating to this offering which deregisters all securities then remaining unsold:

  .  Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999;

  . Current Reports on Form 8-K dated April 29, May 6, September 7, October 12 and October 28, 1999; and

  . The section entitled "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A dated May 29, 1996.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     EDS Investor Relations--Mailstop H1-2D-05
     5400 Legacy Drive
     Plano, Texas 75024-3105
     Telephone (972) 605-8933

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any other document incorporated by reference herein is accurate as of any date other than the date of such document.

                                  THE COMPANY

   EDS, a leader in the global information technology services industry for more than 35 years, delivers high-value consulting, electronic business solutions, business process management, and systems and technology expertise to thousands of business and government clients around the world.

   In September 1999, we announced the realignment of our organization on a global basis along the following four lines of business: information technology (IT) outsourcing, served by our Information Solutions unit; business process management, served by our Business Process Management unit; solutions consulting, served by our E.solutions unit; and high-value consulting, served by our A.T. Kearney subsidiary.

   As of August 31, 1999, we employed approximately 125,000 persons and served clients in the United States and approximately 50 other countries. We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024, telephone number: (972) 604-6000.

Information Solutions

   Information Solutions, our largest line of business, encompasses our traditional information technology outsourcing business. Information Solutions includes network and system operations, data management, applications development, and field services, as well as Internet hosting environments and web site management. Our capabilities help clients align IT and operations with business strategy while ensuring predictable performance and costs. We have been a leader in the IT services industry for over 35 years.

   Our Information Solutions services include:

  . Centralized Systems Management. We offer data processing services for stand-alone, midrange or high-end systems physically located in one or more controlled environments. This includes management services for traditional application processing environments, as well as specialized services such as web site hosting and data warehousing. These services help clients reduce risk, facilitate cost-effective growth, improve delivery, efficiency and quality, and enhance client-to-customer relationships.

  . Distributed Systems Management. We offer end-to-end services to plan, deploy, operate and refresh an enterprise's total distributed environment. This includes traditional laptop and desktop environments, as well as the emerging thin client model supported by network-based applications (often referred to as apps on taps). Benefits to clients for these services may include reduced cost of ownership, increased return on investment, transformation of PCs into information tools, increased speed to market and enhanced flexibility in business operations.

  . Communications Management. We define, develop and manage consistent voice, video, data, multi-service and other global communications services. These services facilitate electronic commerce, increase competitiveness and market opportunities, and improve information sharing through a client's supply and demand chain.

  . Application Services. We offer applications development and management services on an outsourced or out-tasked basis. These services range from outsourcing of all application development and management to implementation and management of EDS-owned or third party industry applications. Benefits to clients for these services include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes.

   We operate large-scale service management centers, or SMCs, throughout the United States and in Australia, Brazil, Canada, France, Germany, the Netherlands, Spain and the United Kingdom. We also operate smaller service delivery centers at customer locations or EDS facilities throughout the world. These processing centers generally support a single or small number of customers with more specialized requirements than those supported at SMCs.

   Information Solutions accounted for a substantial majority of our revenues in 1998, and we expect Information Solutions to continue to account for a majority of our revenues in 1999.

Business Process Management

   Business Process Management, or BPM, is the outsourcing of one or more business processes or functions to an external provider to improve overall business performance. EDS is a leader in the BPM market, offering services designed to help clients enter new global markets, get products to market faster, manage customer and supplier relationships, and reduce costs.

   Our BPM services include:

  . Enterprise Customer Management. A client may outsource customer care or relationship management to EDS to develop individual customer relationships, build brand loyalty, and improve customer acquisition, retention, and lifetime value. We are a leader in this industry, offering total enterprise customer management solutions, including call centers, client loyalty programs, product fulfillment, data mining, and database marketing services. We also offer document processing services.

  . Claims Processing. We develop key processes to help governments and insurance companies manage claims payments and other transactions. With more than 30 years experience in this area, we provide end-to-end service for state health and Medicare programs. Additional services include fraud and abuse detection systems, drug rebate programs, utilization review, and decision support systems. We also support state programs for children and the elderly, as well as public safety, law enforcement, and student loan programs.

  . Settlement Processing. We offer a full range of scalable services that enable clients to bridge the gap between paper and electronic banking environments. Services are aimed at merchants, banks, loan institutions, and credit card issuers. Offerings include ATM and kiosk transaction processing, check processing, remittance processing, relocation services, debit authorizations and gateway services.

E.solutions

   We established the E.solutions line of business in May 1999 to combine our electronic business capabilities into a single business unit to address this growing market. E.solutions includes the consulting, implementation, and solutions management capabilities of our former electronic business, CIO Services, human performances, enterprise solutions, and business intelligence services units, as well as elements of the Systemhouse business that we acquired in April 1999. We offer e.strategy, solutions consulting, systems integration, implementation and hosting services on a global basis.

   Our E.solutions services include:

  . Internet Solutions. We provide web-enabled solutions for business-to-business and business-to-consumer activities, including e.strategy, e.sales, e.marketing, portals, e.procurement, and security services.

  . Enterprise Application Services. We offer solutions that leverage internet technology and leading enterprise business software to increase our clients' efficiency throughout their value chain, helping our clients communicate with their suppliers and customers more efficiently. These services include enterprise application integration, enterprise resource planning (ERP), supply chain management, customer relationship management, application hosting and management, and knowledge solutions/business intelligence.

  . Performance Services. We provide consulting services in the following areas: IT infrastructure planning, program management, and enterprise management software services.

  . E.communities. We provide trading partners with the capabilities for electronic exchange of information, trading transactions and financial settlement.

A.T. Kearney

   A.T. Kearney, a leading global management consultancy, which became a subsidiary of EDS in 1995, provides clients with high value-added management consulting services, including strategy, strategic information technology, organization and operations consulting, as well as executive search services. A.T. Kearney addresses top management and CEO issues through delivery of leading-edge solutions to complex problems.

   The firm serves clients through practice teams focused on major industries, including automotive, consumer products and retail, financial institutions, and communications/high technology, as well as aerospace and defense, transportation, utilities, energy, health care and pharmaceuticals.

   A.T. Kearney's services include:

  . Strategy Consulting. A.T. Kearney's global Strategy Practice includes a broad spectrum of services from traditional corporate and business unit strategy and industry restructuring to experience in performance measurement and e.business strategy. The practice helps clients turn strategy into action, viewing strategy as the design of the entire business system and an integrated set of actions to continuously create and redefine competitive advantage.

  . Strategic Information Technology Consulting. A.T. Kearney's Strategic IT Consulting Practice provides insight, planning and operational improvement/implementation services for clients. The practice focuses on technology enabled business transformation. It assists clients in achieving business results by improving their ability to leverage and use IT or formulating results-oriented business strategies in which IT plays a central role.

  . Organization Consulting. The Organization Consulting Practice focuses on change management, enterprise transformation, business reengineering and HR management.

  . Operations Consulting. A.T. Kearney's Operations Consulting Practice involves all phases of operations, including sourcing, manufacturing, supply chain management, and negotiations. It is linked with A.T. Kearney's strategy, IT and industry practices.

Revenues

   Our fees are generally paid pursuant to contracts with our clients, which may provide for both fixed and variable fee arrangements. The terms of our client contracts range from less than one year in the high-value consulting business to up to ten years in our IT outsourcing business. Other than General Motors Corporation, no one client accounted for more than 5% of our total revenues in 1996, 1997 or 1998. Approximately 39% of our 1998 revenues were generated outside the United States.

                                USE OF PROCEEDS

   EDS will not receive any of the proceeds of the sale of any of the shares of common stock offered hereby. All of the proceeds will be for the account of the General Motors Special Hourly Employees Pension Trust, which we refer to as the Hourly Plan Special Trust or the selling stockholder, under the General Motors Hourly-Rate Employees Pension Plan, which we call the Hourly Plan, and for the benefit of the participants in the Hourly Plan.

                          BACKGROUND OF THE OFFERING

   On March 13, 1995, General Motors Corporation contributed approximately 173 million shares of its class E common stock to the Hourly Plan. These shares, together with approximately 16.9 million additional shares of class E common stock then held by the Hourly Plan, became subject to the terms of the registration rights agreement dated March 12, 1995 between GM and the Hourly Plan Special Trust. Pursuant to the split-off of

EDS from GM on June 7, 1996, each share of class E common stock was converted into one share of common stock of EDS. At that time, EDS succeeded to substantially all of the rights and obligations of GM under the registration rights agreement and all of the provisions of that agreement became applicable to the EDS common stock held by the Hourly Plan.

   Under the registration rights agreement, the selling stockholder may only transfer shares of common stock in certain types of transactions and under certain circumstances, including "demand transfers," such as public offerings and negotiated transactions, whether registered or not, and certain transfers to employee benefit plans maintained by EDS. The selling stockholder is permitted to make two demand transfers in any twelve-month period. The registration rights agreement provides that any underwritten public offering to be effected by the selling stockholder must be reasonably designed to achieve a broad public distribution of the shares of common stock being offered. In addition, until its ownership represents less than 2% of the outstanding common stock, the selling stockholder may not make a negotiated transfer (1) of more than 2% of the shares of common stock then outstanding to any person and (2) to any person who is then required to file or has filed a
Schedule 13D under the Exchange Act with respect to the common stock. The registration rights agreement also imposes certain restrictions on the ability of the Hourly Plan Special Trust to tender its shares of common stock in a tender offer until it owns 7.5% or less of the common stock on a fully diluted basis, after which time it may freely tender into any tender offer for the common stock.

                              SELLING STOCKHOLDER

   The Hourly Plan Special Trust owns all of the shares offered hereby. The Investment Funds Committee of GM's board of directors is the named fiduciary of the Hourly Plan pursuant to the provisions of ERISA. A portion of the Hourly Plan's assets, not including the common stock owned by the Hourly Plan Special Trust, is managed by General Motors Investment Management Corporation, a wholly-owned subsidiary of GM.

   United States Trust Company of New York is the trustee for the Hourly Plan Special Trust. The trustee has responsibility to prudently manage the common stock held by the Hourly Plan Special Trust in a manner consistent with maximizing the value of its investment in common stock and in accordance with its determination of the extent to which it may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. Subject to the terms of the registration rights agreement, the trustee has the authority to cause the Hourly Plan Special Trust to sell shares of common stock from time to time as it may deem appropriate, and to vote the shares of common stock held by the Hourly Plan Special Trust. The trustee intends to manage the sale of the common stock in a manner consistent with maintaining an orderly market for the shares. The trustee has retained Wasserstein Perella & Co., Inc. to serve as its investment advisor regarding the management and sale of the common stock. The compensation received by the trustee and its investment advisor is not contingent in any way on the sale or continued ownership of common stock by the Hourly Plan Special Trust.

   On October 28, 1999, the Hourly Plan Special Trust beneficially owned 81,047,272 shares of common stock, representing approximately 17.2% of the outstanding common stock.

                             PLAN OF DISTRIBUTION

   The selling stockholder may offer shares from time to time depending on market conditions and other factors, in one or more transactions on the New York Stock Exchange or any other national securities exchange or automated interdealer quotation system on which shares of common stock are then listed, through negotiated transactions or otherwise. The shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. Subject to the terms of the registration rights agreement, the shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of shares may involve:

  . sales to underwriters who will acquire shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale;

  . block transactions in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account; or

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

   The selling stockholder and/or purchasers of common stock may pay brokers and dealers for selling common stock. These payments may be in the form of underwriting discounts, concessions, or commissions. The selling stockholder and any broker or dealer who sells or assists the selling stockholder in selling common stock may be deemed an underwriter within the meaning of the Securities Act. If they are deemed to be underwriters, any brokerage commissions or discounts may be deemed to be underwriting discounts and commissions under the Securities Act. EDS will file, as necessary, a prospectus supplement when the selling stockholder notifies EDS that it has entered into an arrangement with an underwriter, broker, or dealer for the sale of common stock. The prospectus supplement will disclose certain material information, including:

  .  the number of shares being offered;

  .  the terms of the offering;

  . any discounts, commissions, or other compensation paid to underwriters, brokers or dealers;

  .  the public offering price;

  . any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers; and

  .  other material terms of the offering.

   As of the date of this prospectus, there are no selling arrangements between the selling stockholder and any underwriter, broker or dealer.

   EDS will not receive any of the proceeds from the sale of shares by the selling stockholder. EDS will bear the costs of registering the shares under the Securities Act, including the registration fee under the Securities Act, accounting fees, printing fees, and fees and disbursements of its counsel and not more than one outside counsel representing the selling stockholder. The selling stockholder will bear all other expenses in connection with this offering, including any underwriting discounts and commissions, and brokerage fees.

   Under the terms of the registration rights agreement, EDS and the selling stockholder have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the shares.

                                 LEGAL MATTERS

   D.Gilbert Friedlander, Senior Vice President and General Counsel of EDS, will issue an opinion about the validity of the shares of common stock offered hereby. Mr. Friedlander is the beneficial owner of shares of common stock.

                                    EXPERTS

   Our consolidated financial statements and financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 included in our Form 10-K for the year ended December 31, 1998 are incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, also incorporated by reference herein, upon the authority of that firm as experts in accounting and auditing.